    Exhibit 99.1

Contact:	Eileen Murphy, 212-556-1982; eileen.murphy@nytimes.com

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY VICE CHAIRMAN MICHAEL GOLDEN TO

RETIRE AT YEAR-END

NEW YORK, October 31, 2016 — The New York Times Company announced today that Michael Golden, 67, the vice chairman, will retire from his executive management role on December 31, 2016. He will remain a director and continue to serve as vice chairman of the Board of Directors of the Company.

Arthur Sulzberger, Jr., the chairman of the Company and publisher of The New York Times, said, “Words are inadequate to convey my deep appreciation to Michael for all he has done over his many years in management at The New York Times Company. He’s been a true partner to me in leading this institution through multiple periods of monumental change. His passion for what we do, his commitment to excellence and his dedication to the mission of The Times have been inspiring to me and to countless others throughout our organization.”

He continued “I’m particularly grateful to Michael for the critical role he has played in helping to manage the careers of the members of the next generation of the Ochs/Sulzberger family in the Company’s business, including the recent process around succession planning and the appointment of a deputy publisher. Michael will remain a very important influence in our family and while I will miss having him here day-to-day, I am deeply grateful that he will also remain a member of our Board.”

Mr. Golden said, “The confidence I have in the management team and the next generation of family members at the company makes this the right time for me to step away from my management role. While I make this decision with mixed emotions after 32 years at the company, it is also with enormous pride in the quality of our journalism and with the clear belief that The Times will continue to innovate and prosper.”

About Mr. Golden

Michael Golden was appointed vice chairman of The New York Times Company and elected to the company’s Board of Directors in 1997.

From 2009 to 2012, Mr. Golden served as president and chief operating officer of The New York Times Company Regional Media Group. He was publisher of the International Herald Tribune from 2003 to 2008 and senior vice president of the Times Company from 1997 to 2004 when he served as chief administrative officer.

Previously, Mr. Golden served as the company’s vice president for operations development from 1996 to 1997. He was executive vice president and publisher at the company’s Tennis magazine from 1994 to 1996. He was executive vice president and general manager of the company’s Women’s Publishing Division from 1991 to 1994. The Times Company sold its Women’s Publishing Division in 1994.

Mr. Golden earned a Bachelor of Arts degree with honors in 1971 and a master’s degree in education in 1974 from Lehigh University in Bethlehem, Pa. He earned a master’s degree in journalism from the University of Missouri in Columbia in 1977 and an M.B.A. in 1984 from Emory University in Atlanta, Ga., where he achieved membership to the national honorary business fraternity.

Mr. Golden is chairman of the board of directors for International Center for Journalists, a Washington, D.C.-based non-profit organization that raises journalism standards through hands-on training workshops, seminars, fellowships and international exchanges. In 2017, he will become president of the board of the World Association of Newspapers and News Publishers. He also serves on the boards of The Associated Press, the News Media Alliance (formerly the Newspaper Association of America) and Graham Windham, New York, NY, the oldest nonsectarian childcare agency in the country.

About The New York Times Company

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com, and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesComm.

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